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Exhibit 99.1

Evergreen Convertible Secured Notes due 2012, FAQ

Why is this good for shareholders?

        With financing solidly in place, we can proceed with executing our business plan. We need some more time to complete the operational objectives at the Ft. Union plant and finish the basic design work with Bechtel on new plants. We're issuing these notes to give us staying power, as we improve the Ft. Union plant, get definitive agreements signed for K-Fuel and K-Direct plants, and order long lead time items for future projects. Success in executing our business plan will hopefully allow the Company to generate sufficient cash.

        The Company has the option to pay off the notes in cash which could minimize the dilutive impact from the offering.

What are you using the proceeds for?

        We plan to use the net proceeds from the convertible note offering for general corporate purposes, including working capital and capital expenditures, including items for the Ft. Union plant.

How are the notes guaranteed?

        At issuance, the notes will be guaranteed jointly and severally by Evergreen Operations, LLC as well as its four subsidiaries: KFx Plant LLC (our Ft. Union plant), Landrica Development Company (our Wyoming mining asset), KFx Operations LLC (our Wyoming management company) and Buckeye Industrial Mining Company (our mining, marketing and distribution company in Ohio).

Which subsidiaries are not guarantors?

        The following entities are not guarantors: KFx Technology, LLC, which holds intellectual property rights relating to the K-Fuel refined coal process. Evergreen Energy International LLC and C-Lock Technology Inc. are not included, nor are any project entities created in connection with K-Fuel or K-Direct projects.

What kind of release is there for the guarantors?

        If the closing price of our common stock for at least 20 trading days in any 30 consecutive trading day period is at least 130% of the conversion price per share, or $6.83 per share, on each such trading day, then the guarantors will be irrevocably released from the obligations under their guarantee, the first-priority security interests in the collateral will be irrevocably released, and we will no longer be subject to certain restrictive covenants relating to indebtedness, liens, restricted payments and asset sales, and the notes will become subordinated to all our existing and future senior indebtedness.

How can the Company then redeem the notes?

        Under the circumstances described above, the Company may then redeem the notes at a redemption price payable in cash, stock, or a combination thereof equal to 100% of the principal amount, plus any accrued and unpaid interest and an additional "coupon make-whole payment."

        The "coupon make-whole" amount per $1,000 principal amount of notes will be equal to the present value of all remaining scheduled payments of interest on each note to be redeemed through the maturity date.

Will the notes be tradeable?

        The notes are expected to be eligible for trading on The Portal Market™, or PORTAL.

Does this impede your ability to get future K-Fuel or K-Direct plants financed?

        No. We expect that future K-Fuel and K-Direct projects will be set up as separate subsidiaries or other structures backed by off-take agreements for K-Fuel. We are not restricted in our ability to use the proceeds of this offering to purchase K-Fuel and K-Direct long-lead items at the Company level. Any long-term payment obligations for those items would rest with the K-Fuel and K-Direct projects, not the guarantors listed above.

How will you insure that this money lasts?

        We understand the need to insure that we spend these proceeds prudently. We are continually reviewing our cost structure and will right size the Company to meet our business plan and available cash.

What are the terms of the notes?

        The notes will pay interest semi-annually at a rate of 8.00% per annum. The notes will be convertible, at the holder's option, at an initial conversion rate of 190.4762 shares per $1,000 principal amount of notes, equivalent to a conversion price of approximately $5.25 per share of common stock. Upon conversion, the Company will, at its option, pay cash, deliver shares of common stock, or any combination thereof. The notes mature on August 1, 2012.

How do you explain the recent decline in stock price?

        We are not aware of any fundamental reason for the recent volatility in our stock price. We continue to improve reliability at the Ft. Union plant. We are making progress on the business development front.

        This FAQ shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

        Any offers of the notes will be made only by means of a private offering circular. The notes and shares of common stock issuable upon conversion of the notes have not been registered under the Securities Act or any state securities laws and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from registration under the Securities Act and applicable state securities laws.

About Evergreen Energy Inc.

        Evergreen Energy Inc. refines coal into a cleaner, more efficient and affordable solid fuel that is available today to meet the growing energy demands of industrial and utility customers while addressing important environmental concerns. Visit www.evgenergy.com for more information.

Forward Looking Statements

        Statements in this FAQ that relate to future plans or projected results of Evergreen Energy Inc are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the "safe harbor" provisions of the PSLRA. Our actual results may vary materially from those described in any "forward-looking statement" due to, among other possible reasons, the realization of any one or more of the risk factors described in our Annual Report on Form 10-K, or in any of our other filings with the Securities and Exchange Commission, all of which filings any reader of this FAQ is encouraged to study. Readers of this FAQ are cautioned not to put undue reliance on forward-looking statements.

Contacts:
Analyst and Investors:	Media and Public Affairs
Karli Anderson	Paul Jacobson
Director of Investor Relations	VP Corporate Communications
303-293-2992	303-239-2992
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